SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            BankAmerica Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):
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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

[BANK OF AMERICA LOGO HERE]




                                                            March   , 1999




        To the Stockholders of
        BankAmerica Corporation:


        In connection with the Annual Meeting of Stockholders to be held on April 28, 1999, we enclose a Notice of the Meeting, a Proxy Statement containing information about matters which are to be considered at this meeting, and a form of proxy relating to those matters.


        Detailed information relating to the Corporation's activities and operating performance is contained in our 1998 Annual Report on Form 10-K, which is also enclosed.


        You are cordially invited to attend the Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, please vote your shares in one of three ways: via telephone, Internet or mail. If you elect to vote by mail, please sign, date and return the form of proxy in the enclosed postage-paid envelope. Instructions regarding telephone and Internet voting are included in the form of proxy. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares. Your proxy may be revoked at any time before it is exercised in the manner set forth in the Proxy Statement.


        Sincerely yours,





        HUGH L. MCCOLL, JR.
        Chairman of the Board and Chief Executive Officer

                            BANKAMERICA CORPORATION
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255

              --------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              --------------------------------------------------
To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of BankAmerica Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, in the City of Charlotte, North Carolina, on Wednesday, April 28, 1999, at 11:00 A.M., local time, for the following purposes:

1. To elect 19 directors;

2. To consider and act upon a proposal to amend and restate the Corporation's Amended and Restated Certificate of Incorporation;

3. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

4. To consider and act upon a stockholder proposal requesting that the Corporation develop a policy on transacting business in less economically developed countries;

5. To consider and act upon a stockholder proposal requesting that the Corporation limit employment agreements to $3 million;

6. To consider and act upon a stockholder proposal requesting that the Corporation establish a cap on CEO compensation expressed as a multiple of pay of the Corporation's lowest paid associate;

7. To consider and act upon a stockholder proposal requesting that the Board adopt a specific definition of independence for members of the compensation committee; and

8. To consider and act upon a stockholder proposal requesting that the Corporation ensure that the annual stockholders' meetings do not conflict with religious observances.

The Corporation may also transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 5, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

Your vote is important to us. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

                                                 HUGH L. MCCOLL, JR.
                                                 Chairman of the Board and
                                                 Chief Executive Officer


March , 1999

                               IMPORTANT NOTICE

                        Please Vote Your Shares Promptly

                            BANKAMERICA CORPORATION
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255
                              -------------------
                                PROXY STATEMENT
                             -------------------
This statement and the accompanying notice and form of proxy are furnished in connection with the solicitation by the Board of Directors (the "Board") of BankAmerica Corporation (the "Corporation" or "BankAmerica") of proxies to be used at the Corporation's Annual Meeting of Stockholders to be held on April 28, 1999, at 11:00 A.M., local time, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina and at any adjournment or adjournments thereof (the "Annual Meeting"). This statement and the accompanying notice and form of proxy are first being
mailed to stockholders on or about March   , 1999.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via telephone, Internet or mail as more fully described in the form of proxy. Your proxy may be revoked at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:

 1. The election to the Board of the 19 nominees named in this Proxy Statement;

 2. The amendment and restatement of the Corporation's Amended and Restated Certificate of Incorporation; and

 3. The ratification of the Board's selection of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

and against:

 4. The stockholder proposal requesting that the Corporation develop a policy on transacting business in less economically developed countries;

 5. The stockholder proposal requesting that the Corporation limit employment agreements to $3 million;

 6. The stockholder proposal requesting that the Corporation establish a cap on CEO compensation expressed as a multiple of pay of the Corporation's lowest paid associate;

 7. The stockholder proposal requesting that the Board adopt a specific definition of independence for members of the compensation committee; and

 8. The stockholder proposal requesting that the Corporation ensure that the annual stockholders' meetings do not conflict with religious observances.

If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the recommendations of the Board. The entire cost of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has agreed to pay Georgeson & Company Inc. $12,500 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.

The Board has fixed the close of business on March 5, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record at the close of business on that date of the Corporation's Common Stock (the "Common Stock"), its 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Stock"), and its ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock, Series B Stock and ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting.

As of the record date of March 5, 1999, there were    outstanding shares of
Common Stock, 8,578 outstanding shares of Series B Stock, and     outstanding
shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes.

In order to constitute a quorum, shares of Common Stock, Series B Stock and ESOP Preferred Stock representing a majority of the total voting power of such shares must be present in person or represented by proxy at the Annual Meeting. In accordance with Delaware law, the Corporation intends to count shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting or abstained as present for purposes of determining the presence or absence of a quorum. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the proposal to amend and restate the Corporation's Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the votes represented by the shares of Common Stock, Series B Stock and ESOP Preferred Stock entitled to be cast at the Annual Meeting. For purposes of this proposal, abstentions and broker non-votes will have the same effect as negative votes. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the shares of Common Stock, Series B Stock and ESOP Preferred Stock voted with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the adoption of any such proposal.

ELECTION OF DIRECTORS

The Board has set the number of directors at 19. The persons named in the accompanying proxy will vote only for the 19 named nominees, except to the extent authority to so vote is withheld for one or more nominees. In the event of an unexpected vacancy, shares of Common Stock, Series B Stock and ESOP Preferred Stock will be voted for the election of a substitute nominee selected by the persons named in the proxy. Each director is elected to serve until the next annual meeting of stockholders or until a successor shall be elected and shall qualify.

Set forth below are each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1998 attendance record at Board meetings and at meetings of committees of the Board of which the nominee was a member, and directorships in other publicly-held companies. None of the nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or executive officer of the Corporation.

The Board recommends a vote "FOR" all of the below-listed nominees for election as directors (Item 1 on the Proxy Card).

[PICTURE OF CHARLES W. COKER HERE]

       CHARLES W. COKER (65), Chairman, Sonoco Products Company, Hartsville,
            South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and currently is chairman of the nominating committee and a member of the executive committee. During 1998, Mr. Coker attended 8 of 9 Board meetings and 13 of 16 of meetings of committees of the Board on which he served. He also serves as a director of Sonoco Products Company, Carolina Power & Light Company, Sara Lee Corporation and Springs Industries, Inc.

[PICTURE OF TIMM F. CRULL HERE]

       TIMM F. CRULL (68). Prior to his retirement in December 1994, Mr. Crull served as Chairman and Chief Executive Officer of Nestle USA, Inc., a processor of food and related products, a position he assumed in January 1992. Mr. Crull was a director of the former BankAmerica Corporation from 1992 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is a member of the executive committee. During the portion of 1998 in which Mr. Crull served as a director, he attended 1 of 2 Board meetings and 2 of 3 meetings of the committee of the Board on which he served. He also serves as a director of Beringer Wine Estates Holdings, Inc. and Smart & Final Inc.

[PICTURE OF ALAN T. DICKSON HERE]

       ALAN T. DICKSON (67), Chairman, Ruddick Corporation, Charlotte, North
            Carolina, a diversified holding company. He has been a director of the Corporation since 1969 and currently is a member of the compensation and stock option committees. During 1998, Mr. Dickson attended 8 of 9 Board meetings and 10 of 12 meetings of committees of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.

[PICTURE OF KATHLEEN F. FELDSTEIN HERE]

       KATHLEEN F. FELDSTEIN (58), President, Economics Studies, Inc., Belmont,
            Massachusetts, a private consulting firm. Dr. Feldstein was a director of the former BankAmerica Corporation from 1987 until September 30, 1998 when it was merged with the Corporation, at which time she was elected as a director of the Corporation. She is a member of the asset quality review committee. During the portion of 1998 in which Dr. Feldstein served as a director, she attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of BellSouth Corporation, Ionics Inc. and Knight-Ridder, Inc.

[PICTURE OF PAUL FULTON HERE]

       PAUL FULTON (64), Chairman and Chief Executive Officer, Bassett
            Furniture Industries, Inc., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since August 1997 and was Dean, Kenan-Flagler Business School, University of North Carolina from January 1994 until August 1997. He has been a director of the Corporation since 1993 and is a member of the compensation and stock option committees. During 1998, Mr. Fulton attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., The Cato Corporation, Hudson's Bay Company, Lowe's Companies, Inc. and Sonoco Products Company.


[PICTURE OF DONALD E. GUINN HERE]

       DONALD E. GUINN (66). Prior to his retirement in 1988, Mr. Guinn served as Chairman and Chief Executive Officer of Pacific Telesis Group, a telecommunications holding company. Mr. Guinn was a director of the former BankAmerica Corporation from 1992 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is the chairman of the audit committee. During the portion of 1998 in which Mr. Guinn served as a director, he attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of The Dial Corporation.

[PICTURE OF C. RAY HOLMAN HERE]

       C. RAY HOLMAN (56), Chairman of the Board and Chief Executive Officer, Mallinckrodt Inc., St. Louis, Missouri, a provider of medical products. He has been a director of the Corporation since January 1997 and currently is a member of the audit committee. During 1998, Mr. Holman attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Mallinckrodt Inc. and Laclede Gas Company.

[PICTURE OF W. W. JOHNSON HERE]

       W. W. JOHNSON (68), Chairman of the Executive Committee, BankAmerica Corporation, Charlotte, North Carolina. He served as Chairman of the Board and Chief Executive Officer of Bankers Trust of South Carolina from 1980 until its merger with the Corporation in 1986. He has been a director of the Corporation since 1986 and is chairman of the executive committee. During 1998, Mr. Johnson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation and The Liberty Corporation.

[PICTURE OF WALTER E. MASSEY HERE]

       WALTER E. MASSEY (60), President, Morehouse College, Atlanta, Georgia.
            From 1993 until 1995, he served as a provost and senior vice president of academic affairs at the University of California. Dr. Massey was a director of the former BankAmerica Corporation from 1993 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is a member of the asset quality review and contributions committees. During the portion of 1998 in which Dr. Massey served as a director, he attended all Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of Amoco Corporation, Motorola Inc. and McDonald's Corporation.

[PICTURE OF HUGH L. MCCOLL, JR. HERE]

       HUGH L. McCOLL, JR. (63), Chairman of the Board and Chief Executive
            Officer, BankAmerica Corporation and each of its subsidiary banks, Charlotte, North Carolina. He has served as Chairman of the Board of the Corporation for at least five years except from January 7, 1997 until September 30, 1998. He has been a director of the Corporation since 1972 and is a member of the executive and nominating committees. During 1998, Mr. McColl attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Canal Industries, Inc., Ruddick Corporation and Sonoco Products Company.

[PICTURE OF M. ROSENBERG HERE]

       RICHARD M. ROSENBERG (68). Prior to his retirement in May 1996, Mr.
            Rosenberg served as Chairman of the former BankAmerica Corporation and Bank of America NT&SA, a position he assumed in 1990. He held the position of Chief Executive Officer of the former BankAmerica Corporation and Bank of America NT&SA from 1990 until December 31, 1995. Mr. Rosenberg was a director of the former BankAmerica Corporation from 1987 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is a member of the executive committee. During the portion of 1998 in which Mr. Rosenberg served as a director, he attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Airborne Freight Corporation, Northrop Grumman Corporation, Pacific Life Insurance Company, Potlatch Corporation and SBC
            Communications Inc.

[PICTURE OF O. TEMPLE SLOAN, JR. HERE]

       O. TEMPLE SLOAN, JR. (60), Chairman and Chief Executive Officer, General Parts, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since October 1996 and is a member of the audit committee. During 1998, Mr. Sloan attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of General Parts, Inc. and the Chairman of the Board of Highwoods Properties, Inc.

[PICTURE OF MEREDITH R. SPANGLER HERE]

       MEREDITH R. SPANGLER (61), Trustee and Board Member, Charlotte, North
            Carolina. She is a director of C. D. Spangler Construction Company and is Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and currently is a member of the compensation, contributions and stock option committees. During 1998, Mrs. Spangler attended all Board meetings and all meetings of committees of the Board on which she served.

[PICTURE OF A. MICHAEL SPENCE HERE]

       A. MICHAEL SPENCE (55), Dean of the Graduate School of Business, Stanford University, Stanford, California. Dr. Spence was a director of the former BankAmerica Corporation from 1990 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporaton. He is a member of the audit and contributions committees. During the portion of 1998 in which Dr. Spence served as a director, he attended 1 of 2 Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of General Mills, Inc., NIKE, Inc., Siebel Systems, Inc. and Sun Microsystems, Inc.

[PICTURE OF RONALD TOWNSEND HERE]

        RONALD TOWNSEND (57), Communications Consultant, Jacksonville,
           Florida. He has been in his present position since September 1997, and prior thereto served as Chairman, US FiberOptics Corporation, a provider of fiber optics technology, from October 1996. He served as President/ Gannett Television, Gannett Company, Inc. from May 1989 until October 1996. He has been a director of the Corporation since 1993 and currently is a member of the audit committee. During 1998, Mr. Townsend attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Alltel Corporation.

[PICTURE OF SOLOMON D. TRUJILLO HERE]

       SOLOMON D. TRUJILLO (47), President and Chief Executive Officer, U S
            WEST, Englewood, Colorado, a provider of telecommunications services. He held the position of President and Chief Executive Officer of U S WEST Marketing Resources Group from 1992 to 1995. Mr. Trujillo was a director of the former BankAmerica Corporation from 1996 until September 30, 1998 when it was merged with the Corporation, at which time he was elected as a director of the Corporation. He is chairman of the compensation and stock option committees and a member of the nominating committee. During the portion of 1998 in which Mr. Trujillo served as a director, he attended 1 of 2 Board meetings and all meetings of the committees of the Board on which he served. He also serves as a director of U S WEST and Dayton Hudson Corporation.

[PICTURE OF JACKIE M. WARD HERE]

       JACKIE M. WARD (60), President and Chief Executive Officer, Computer
            Generation Incorporated, Atlanta, Georgia, a computer software company. She has been a director of the Corporation since 1994 and is chairman of the asset quality review committee. During 1998, Ms. Ward attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of Equifax, Inc., Matria Healthcare, Inc., Premier Technologies, SCI Systems, Inc. and Trigon Blue Cross Blue Shield.

[PICTURE OF VIRGIL R. WILLIAMS HERE]

       VIRGIL R. WILLIAMS (59), Chairman and Chief Executive Officer, Williams
            Group International, Inc., Stone Mountain, Georgia, an industrial and environmental contracting company. Prior to its acquisition by the Corporation in January 1996, Mr. Williams had served as a director of Bank South Corporation since 1987. He has been a director of the Corporation since April 1996 and currently is a member of the asset quality review and nominating committees. During 1998, Mr. Williams attended 8 of 9 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Law Companies Group, Inc.

[PICTURE OF SHIRLEY YOUNG HERE]

       SHIRLEY YOUNG (63), Vice President, General Motors Corporation, Detroit,
            Michigan, an automotives company. From 1988 to 1996, her responsibilities encompassed Consumer Market Development primarily in the North Asia market. Her present responsibilities cover China Strategic Development and Counseling for Asia Pacific. Ms. Young served as a director of the former BankAmerica Corporation from May 1998 until September 30, 1998 when it was merged with the Corporation, at which time she was elected as a director of the Corporation. She is chairman of the contributions committee and a member of the compensation and stock option committees. During the portion of 1998 in which Ms. Young served as a director, she attended 1 of 2 Board meetings and 2 of 3 meetings of the committees of the Board on which she served. Ms. Young also serves as a director of Bell Atlantic Corporation.

Security Ownership of Certain Beneficial Owners and Management

As of December 31, 1998, the Corporation had issued and outstanding three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, no persons were known to own beneficially 5% or more of the Common Stock or the ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding were held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as trustee of the ESOP Trust Agreement executed in connection with the NationsBank 401(k) Plan (the "Trustee"). The following table sets forth, as of December 31, 1998, the name and address of each beneficial owner of more than 5% of the Series B Stock known to the Board, showing the amount and nature of such beneficial ownership.

Name and Address                                Amount and Nature         Percent
of Beneficial Owner                        of Beneficial Ownership (1)    of Class
----------------------------------------- ----------------------------- -----------
Carolyn C. Glassman & Albert Irl Dubinsky
  TR UA DTD April 8, 1982
  Carolyn Glassman Trust
  1815 Locust Street
  St. Louis, MO 63103 ...................         2,018 shares              23.53%
Mabel B. Howard
  315 North 14th Street
  Mount Vernon, IL 62864 ................         1,096 shares              12.78%
Helen Lucille Powers
  835 North 27th Street
  Mount Vernon, IL 62864 ................          975 shares               11.37%

---------
(1) All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 1998, no executive officer or director of the Corporation owned any shares of the Series B Stock or of the Corporation's $2.50 Cumulative Convertible Preferred Stock, Series BB, a non-voting class of securities.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1998 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all directors and executive officers of the Corporation as a group.

                                                                   Amount and Nature            Percent
Name                                                       of Beneficial Ownership (1)(2)(3)    of Class
--------------------------------------------------------- ----------------------------------- -----------
Charles W. Coker (5) ....................................                 102,351                    (4)
Timm F. Crull ...........................................                  29,668                    (4)
Alan T. Dickson (6) .....................................                 118,291                    (4)
Kathleen F. Feldstein (7) ...............................                  20,240                    (4)
Paul Fulton (8) .........................................                  14,184                    (4)
Donald E. Guinn (9) .....................................                  31,793                    (4)
James H. Hance, Jr. (10) ................................                 780,199                    (4)
C. Ray Holman ...........................................                   5,896                    (4)
W. W. Johnson ...........................................                 117,967                    (4)
Kenneth D. Lewis (11) ...................................                 739,331                    (4)
Walter E. Massey ........................................                   4,618                    (4)
Hugh L. McColl, Jr. (12) ................................                 844,019                    (4)
Michael J. Murray (13) ..................................               2,241,614                    (4)
Charles E. Rice (14) ....................................               2,392,848                    (4)
Richard M. Rosenberg ....................................                 233,615                    (4)
O. Temple Sloan, Jr. ....................................                  37,081                    (4)
Meredith R. Spangler (15) ...............................              16,003,219                    (4)
A. Michael Spence .......................................                   8,660                    (4)
Ronald Townsend .........................................                   2,865                    (4)
Solomon D. Trujillo .....................................                   4,057                    (4)
F. William Vandiver, Jr. (16) ...........................                 310,805                    (4)
Jackie M. Ward ..........................................                   3,314                    (4)
Virgil R. Williams (17) .................................                 784,209                    (4)
Shirley Young ...........................................                   1,654                    (4)
All directors, nominees and executive officers as a group
  (25 persons) (18) .....................................              26,352,915                1.53%

---------
(1) All shares of Common Stock indicated in the above table are subject to the sole investment and voting power of the directors and officers, except as otherwise set forth in the footnotes below.
(2) As of December 31, 1998, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Messrs. Hance, Johnson, Lewis, McColl and Vandiver, each of whom owned 266 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All directors and executive officers as a group owned 1,330 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. The ESOP Preferred Stock is held of record by the Trustee. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.
(3) Includes, as of December 31, 1998, the following number of units of Common Stock equivalents credited to the following nonemployee directors under the BankAmerica Corporation Director Deferral Plan (the "Director Deferral Plan"): Mr. Crull, 20,788 shares; Dr. Feldstein, 8,925 shares; Mr. Fulton, 439 shares; Mr. Guinn, 12,803 shares; Mr. Holman, 1,590 shares; Dr. Massey, 4,149 shares; Mr. Rosenberg, 900 shares; Mrs. Spangler, 1,407 shares; Dr. Spence, 8,210 shares; Mr. Trujillo, 2,926 shares; Ms. Ward, 1,407 shares; Ms. Young, 523 shares; and all directors as a group, 64,067 shares. These units, which are held in individual accounts in each director's name, will be paid in cash upon the director's retirement based on the fair market value of the Common Stock at that time. See "Board of Directors' Compensation."
(4) Represents less than 1% of the outstanding shares of Common Stock.

(5) Includes 86,900 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.
(6) Includes 4,000 shares of Common Stock held in a trust in which Mr. Dickson is a beneficiary and 103,090 shares of Common Stock over which Mr. Dickson shares voting and investment power.
(7) Includes 2,263 shares of Common Stock owned by Dr. Feldstein's husband over which she disclaims beneficial ownership.
(8) Does not include 200 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.
(9) Includes 18,990 shares of Common Stock held in a trust over which Mr. Guinn shares voting and investment power.
(10) Includes 2,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and 430,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 1998 through the exercise of stock options.
(11) Includes 430,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 1998 through the exercise of stock options.
(12) Includes 50,000 shares of Common Stock which Mr. McColl could acquire within 60 days after December 31, 1998 through the exercise of stock options.
(13) Includes 900 shares of Common Stock equivalents held through the former BankAmerica Corporation Deferred Compensation Plan and 1,941,697 shares of Common Stock which Mr. Murray could acquire within 60 days after December 31, 1998 through the exercise of stock options. Mr. Murray disclaims beneficial ownership in 46,348 shares of Common Stock subject to stock options, which options were transferred into an irrevocable trust for the benefit of certain immediate family members.
(14) Includes 1,477,625 shares of Common Stock which Mr. Rice could acquire within 60 days after December 31, 1998 through the exercise of stock options.
(15) Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.
(16) Includes 220,000 shares of Common Stock which Mr. Vandiver could acquire within 60 days after December 31, 1998 through the exercise of stock options.
(17) Includes 17,366 shares of Common Stock over which Mr. Virgil R. Williams shares voting and investment power and 3,520 shares of Common Stock which he could acquire within 60 days after December 31, 1998 through the exercise of stock options.
(18) Includes 5,819,591 shares of Common Stock which such persons could acquire within 60 days after December 31, 1998 through the exercise of stock options. Of these 26,352,915 shares of Common Stock, such persons had sole voting and investment power over 10,095,722 shares of Common Stock and shared voting or investment power or both over 16,257,193 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and certain officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements during the fiscal year ended December 31, 1998, except as follows. Mr. Andrew
B. Craig, III, a former director and former Chairman of the Board, filed one late report on Form 4, reflecting a stock option exercise. Dr. Feldstein, Mr. Williams and Ms. Young, directors of the Corporation, each filed a late Form 5, reporting an exempt grant under the NationsBank Corporation Directors' Stock Plan (the "Directors' Stock Plan"). Mr. Marc D. Oken, the Corporation's Principal Financial Executive, filed a late Form 5, reporting an exempt gift of 250 shares of Common Stock. Mr. Rice, a former director and former Chairman of the Board, filed a late Form 5, reflecting three exempt gifts totaling 471 shares of Common Stock.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive, nominating and stock option.

The audit committee, currently consisting of five directors who are not officers of the Corporation or of a subsidiary ("Nonemployee Directors"), reviews at least semi-annually the work of the audit and credit review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the credit review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board, it engages a qualified firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1998, the committee held five meetings.

The compensation committee, currently consisting of five Nonemployee Directors, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee monitors the salary administration program and reviews and approves salary changes, grade changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also executive officers of the Corporation are subject to approval by the Board. During 1998, the committee held four meetings.

The nominating committee, currently consisting of the Chief Executive Officer and three Nonemployee Directors, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to serve and extends, on behalf of the Board, invitations to become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1998, the committee held four meetings.

BOARD OF DIRECTORS' COMPENSATION

In 1998, the compensation for each Nonemployee Director included an annual retainer of $60,000. Under the Directors' Stock Plan, $24,000 of the annual retainer was paid in shares of Common Stock and the remaining $36,000 was paid in cash. In addition, directors received an attendance fee of $1,200 for each meeting of the Board or committee of the Board. During 1998, there were nine meetings of the Board. The aggregate amount paid by the Corporation to directors during 1998 under these arrangements was $1,900,200.

Under the Director Deferral Plan, Nonemployee Directors could elect during 1998 to defer payment of their annual retainer and attendance fees until they leave the Board. In that case, shares of Common Stock would not be issued under the Directors' Stock Plan, but instead would be credited to an account in the Nonemployee Director's name as a phantom stock unit. Subject to the terms of the Director Deferral Plan, these units would ultimately be paid in cash to the Nonemployee Director following his or her retirement from the Board (either in a single payment or installments, at the director's election) based on the fair market value of the Common Stock. There are no voting rights associated with these units.

During 1998, the Corporation paid an aggregate of $483,500 to 23 retired directors under the previously terminated NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan. In recognition of the fact that certain director positions of the Corporation and the former BankAmerica Corporation were eliminated in connection with the September 30, 1998 merger with the former BankAmerica Corporation, in January 1999 the Board (which did not include any recipients of the awards) awarded each of these former directors $300,000, payable $180,000 in cash and $120,000 in shares of Common Stock. This award resulted in an aggregate payment by the Corporation of $3,420,000 in cash and the issuance of an aggregate of 36,689 shares of Common Stock to 19 former directors. These awards are the subject of a stockholder derivative action pending in the Court of Chancery of the State of Delaware, alleging that the awards are not in accordance with law and seeking damages from the directors who approved the awards.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Corporation's Chief Executive Officer and the four additional most highly compensated executive officers of the Corporation for services rendered to the Corporation and its subsidiaries during the periods indicated. In addition, the following table includes compensation paid to Mr. Charles E. Rice, who served as an executive officer of the Corporation from April 22, 1998 until September 30, 1998.

                          Summary Compensation Table

                                                                                           Long Term
                                                                                         Compensation
                                                                                  ---------------------------
                                                  Annual Compensation                       Awards
                                       ------------------------------------------ ---------------------------
                                                                      Other                       Securities      All Other
                                                                     Annual         Restricted    Underlying       Compen-
           Name and                       Salary      Bonus       Compensation     Stock Awards     Options        sation
      Principal Position         Year       $           $             $(1)             $(2)           (#)             $
------------------------------  ------ ----------- ----------- ------------------ -------------- ------------ ----------------
Hugh L. McColl, Jr.             1998    1,000,000  2,500,000               --                0            0        177,414(3)
  Chairman of the Board and     1997    1,000,000  3,500,000               --                0      150,000        138,382
  Chief Executive Officer       1996      900,000  3,100,000           56,007(4)             0            0        149,163
Kenneth D. Lewis                1998      887,500  1,500,000               --       10,700,000      300,000         53,788(3)
  President                     1997      850,000  2,200,000               --                0       90,000         38,250
                                1996      750,000  1,850,000               --                0            0         33,750
James H. Hance, Jr.             1998      887,500  1,500,000               --       10,700,000      300,000         58,796(3)
  Vice Chairman and             1997      850,000  2,200,000               --                0       90,000         38,250
  Chief Financial Officer       1996      750,000  1,750,000               --                0            0         33,750
Michael J. Murray (5)           1998      887,500  1,500,000           58,994(6)    10,700,000            0        139,269(7)
  President, Global Corporate
  and Investment Banking
F. William Vandiver, Jr.        1998      725,000  1,500,000               --                0      200,000         32,625(7)
  Corporate Risk                1997      700,000  1,500,000               --                0       60,000         31,500
  Management Executive          1996      475,000  1,200,000               --                0            0         21,375
Charles E. Rice (8)             1998      998,447  2,500,000        6,461,466(9)    14,750,000      200,000         59,807(7)
  Former Chairman of the
   Board

(1) For each year, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer.

(2) On September 30, 1998 the Corporation granted 200,000 shares of restricted stock to each of Messrs. Lewis, Hance and Murray pursuant to employment agreements described on page 15. The value shown for these shares is based on the closing price of $53.50 per share on September 30, 1998. These shares vest in five equal installments on the first five anniversaries of the grant date. On January 9, 1998, the Corporation granted 250,000 shares of restricted stock to Mr. Rice pursuant to his employment agreement described on page 15. The value shown for these shares is based on the closing price of $59.00 per share on January 9, 1998. These shares vest in three equal installments on the first three anniversaries of the grant date. Each of these officers has the right to receive dividends on these shares prior to vesting. As of December 31, 1998, the named executive officers held the following number of shares of restricted stock with the following values (based on the closing price of $60.125 per share on December 31, 1998): Mr. McColl -- 280,000 shares valued at $16,835,000;
    Mr. Lewis -- 200,000 shares valued at $12,025,000; Mr. Hance -- 200,000 shares valued at $12,025,000; Mr. Murray -- 200,000 shares valued at $12,025,000; and Mr. Rice -- 250,000 shares valued at $15,031,250.

(3) For 1998, consists of matching contributions by the Corporation under certain defined contribution plans (Mr. McColl -- $45,000; Mr. Lewis -- $39,938; and Mr. Hance -- $39,938) and the value of certain premiums paid by the Corporation under split dollar life insurance arrangements (Mr. McColl -- $132,414; Mr. Lewis -- $13,850; and Mr. Hance -- $18,858).

(4) Includes imputed income for personal travel in the amount of $22,500 and tax preparation in the amount of $28,919.

(5) Mr. Murray was not an employee of the Corporation until September 30, 1998, the effective date of the Corporation's merger with the former BankAmerica Corporation. Of the salary disclosed for Mr. Murray, $637,500 was paid by the former BankAmerica Corporation for service prior to September 30, 1998 and $250,000 was paid by the Corporation for service on and after September 30, 1998.

(6) For 1998, includes imputed income for relocation expenses in the amount of $28,462 and financial counseling in the amount of $27,112.

(7) For 1998, consists of matching contributions by the Corporation under certain defined contribution plans.

(8) Mr. Rice was not an employee of the Corporation until January 9, 1998, the effective date of the Corporation's merger with Barnett Banks, Inc. Mr. Rice served as Chairman of the Board from April 22, 1998 until September 30, 1998. Mr. Rice currently serves in a non-executive officer capacity.

(9) Includes an income tax gross-up payment required to be paid as a result of stock option exercises under the terms of certain stock plans originally established by Barnett Banks, Inc. in the amount of $6,358,262, imputed income for personal travel in the amount of $35,543 and financial counseling in the amount of $22,750.

The following tables show the number and value of options granted in 1998 and the value realized upon exercise of options during 1998 and certain information about unexercised options at year-end with respect to the named executive officers.
                     Option Grants in Last Fiscal Year (1)

                                             Individual Grants
-----------------------------------------------------------------------------------------------------------
                             Number of Securities     Percent of Total        Exercise                       Grant Date
                                  Underlying         Options Granted to        Price          Expiration      Present
Name                          Options Granted (#)   Employees in 1998(2)   ($ per Share)         Date        Value $(3)
--------------------------- ---------------------- ---------------------- --------------- ----------------- -----------
Hugh L. McColl, Jr. .......               0                    --                  --            --                 --
Kenneth D. Lewis ..........         300,000                  1.17%           $ 79.938       July 1, 2008     5,565,300
James H. Hance, Jr. .......         300,000                  1.17%           $ 79.938       July 1, 2008     5,565,300
Michael J. Murray .........               0                    --                  --            --                 --
F. William Vandiver, Jr. ..         200,000                  0.78%           $ 79.938       July 1, 2008     3,710,200
Charles E. Rice ...........         200,000                  0.78%           $ 59.000     January 9, 2008    2,738,400

(1) The material terms of all option grants to named executive officers during 1998 are as follows: (i) all options are nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) all have a 10-year term and become exercisable as follows:
    Mr. Lewis, Mr. Hance and Mr. Vandiver -- one-third on July 1, 1999, one-third on July 1, 2000 and one-third on July 1, 2001; Mr. Rice -- one-third on January 9, 1998, one-third on January 9, 1999 and one-third on January 9, 2000; (iv) all continue to be exercisable following termination of employment in certain circumstances; and (v) all are otherwise subject to the terms and provisions of the BankAmerica Corporation Key Employee Stock Plan (the "Stock Plan").

(2) Total options granted employees in 1998 include options granted by the former BankAmerica Corporation prior to the merger effective date.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.229; (ii) an expected dividend yield of 3.50%; (iii) a risk-free interest rate of 5.64%; (iv) an option term of 7 years; and (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
Values

                                                              Number of Securities
                                                             Underlying Unexercised     Value of Unexercised In-the-
                                 Options Exercised                 Options on                 Money Options on
                                    During 1998                 December 31, 1998         December 31, 1998 ($)(1)
                           ------------------------------ ----------------------------- ----------------------------
                               Shares
                             Acquired On   Value Realized
Name                        Exercise (#)       ($)(2)      Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------- -------------- --------------- ------------- --------------- ------------- --------------
Hugh L. McColl, Jr.                  0               0         50,000       100,000               0             0
Kenneth D. Lewis                     0               0        430,000       360,000      13,325,000             0
James H. Hance, Jr.                  0               0        430,000       360,000      13,325,000             0
Michael J. Murray                    0               0      1,941,697             0      35,400,753             0
F. William Vandiver, Jr.             0               0        220,000       240,000       6,662,500             0
Charles E. Rice                103,361       7,526,352      1,327,625       133,334      47,576,045       150,001

(1) Value represents the difference between the exercise price and the market value of Common Stock of $60.125 on December 31, 1998. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price.

(2) Value represents fair market value at exercise minus the exercise price.

RETIREMENT PLANS

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                             Pension Plan Table(1)

                                 Annual Benefits Upon Retirement
                                 With Years of Service Indicated
                            ------------------------------------------
                                                            15 Years
 Average Annual Earnings       5 Years       10 Years        or More
-------------------------   ------------   ------------   ------------
      $    1,000,000         $  200,000     $  400,000     $  600,000
           1,500,000            300,000        600,000        900,000
           2,000,000            400,000        800,000      1,200,000
           2,500,000            500,000      1,000,000      1,500,000
           3,000,000            600,000      1,200,000      1,800,000
           3,500,000            700,000      1,400,000      2,100,000
           4,000,000            800,000      1,600,000      2,400,000
           4,500,000            900,000      1,800,000      2,700,000
           5,000,000          1,000,000      2,000,000      3,000,000

---------
(1) The table sets forth the combined benefits payable under the qualified and nonqualified defined benefit plans sponsored by the Corporation and its subsidiaries which are applicable to the named executive officers, as well as Social Security.

A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are the same as the salary and bonuses disclosed in the "Salary" and "Bonus" columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service.

As of December 31, 1998, Messrs. McColl, Lewis, Hance, Murray, Vandiver and Rice had the following amounts of "average annual earnings" and completed years of service: Mr. McColl -- $3,700,000 and 39 years; Mr. Lewis -- $2,357,500 and 29 years; Mr. Hance -- $2,307,500 and 11 years; Mr. Murray -- $1,757,500 and
29 years; Mr. Vandiver -- $1,625,000 and 31 years; and Mr. Rice -- $2,460,229 and 34 years.

Under their respective employment agreements described on page 15, Messrs. Lewis, Hance and Murray are entitled to receive combined annual pension benefits of not less than $2.0 million upon retirement, payable in the form of a joint and 75% survivor annuity. Mr. Rice's combined annual pension benefits under his employment agreement described on page 15 will not be less than an annual pension benefit, payable in the form of a joint and 75% survivor annuity, equal to the sum of (i) $1.825 million payable under the Corporation's Supplemental Executive Retirement Plan (the "SERP Benefit") (subject to an income tax gross-up) plus (ii) his retirement benefits earned under the Corporation's Cash Balance Plan and Cash Balance Restoration Plan, which are projected to be $127,425 assuming Mr. Rice continues in his employment with the Corporation through the end of the three year term of his employment agreement at his current rate of pay. Under his employment agreement, Mr. Rice is entitled to receive the actuarial equivalent of his SERP Benefit in the form of a lump sum payment based on various actuarial assumptions set forth in the employment agreement.

DEFERRED COMPENSATION PLAN

Messrs. McColl, Lewis and Vandiver also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.

SPECIAL COMPENSATION ARRANGEMENTS

Benefit Security Trust

The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust") which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation, with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $138.2 million to the Trust through December 31, 1998. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1998 was $181.8 million. In addition, the Corporation maintains three benefit security trusts for the benefit of certain employees, including Mr. Rice, to provide non-qualified post-retirement benefits under certain prior Barnett Banks, Inc. plans and arrangements.

Employment Agreement with Mr. Rice

In connection with the merger between the Corporation and Barnett Banks, Inc., the Corporation entered into a three-year employment agreement with Mr. Rice commencing January 9, 1998. Under the employment agreement, Mr. Rice will receive the following compensation during the employment period: (i) annual base salary equal to $1.0 million (or, if greater, the annual rate of base salary payable to the Corporation's Chief Executive Officer); (ii) annual bonus equal to $2.5 million (or, if greater, the annual bonus payable to the Corporation's Chief Executive Officer); (iii) awards of restricted stock and stock options under the Stock Plan during 1998 as described in the Summary Compensation Table on pages 11 and 12 and the Option Grant Table on page 12;
(iv) additional grants under the Stock Plan on January 9, 1999 and January 9, 2000 of nonqualified stock options covering 200,000 shares of Common Stock each, with material terms substantially similar to the stock options granted on January 9, 1998 (except that the option granted on January 9, 2000 will become fully vested on January 9, 2001); and (v) a minimum annual pension benefit described on page 14. If Mr. Rice's employment is terminated before the end of the three-year employment period by the Corporation other than for "cause" or by him for "good reason" (as those terms are defined in his employment agreement), then he will become vested in his outstanding restricted stock and stock option awards and he will receive a cash severance payment equal to his base salary and minimum bonus for the unfinished portion of the employment period. Mr. Rice also has the right to payment for any tax imposed with respect to compensation under his employment agreement under section 4999 of the Internal Revenue Code (or any similar tax).

Employment Agreements with Messrs. Lewis, Hance and Murray

In connection with the merger of the Corporation and the former BankAmerica Corporation, the Corporation entered into three-year employment agreements with each of Messrs. Lewis, Hance and Murray commencing September 30, 1998. Under each of these employment agreements, the executive will receive the following compensation during the employment period: (i) base salary of not less than $1.0 million; (ii) eligibility for an annual bonus and other benefits on a basis no less favorable than peer executives of the Corporation; (iii) an award of restricted stock under the Stock Plan on September 30, 1998 as described in the Summary Compensation Table on pages 11 and 12; and (iv) a minimum annual pension benefit described on page 14. If the executive's employment is terminated before the end of the three-year employment period due to death or "disability," by the Corporation other than for "cause," or by the executive for "good reason" (as such terms are defined in each employment agreement), then the executive will become vested in the restricted stock and will receive a cash severance payment equal to the base salary and bonus (based on the highest bonus earned in the three years before the termination date) for the unfinished portion of the employment period. In certain circumstances, the executive may also have the right to payment for any tax imposed with respect to compensation under his employment agreement under section 4999 of the Internal Revenue Code (or any similar tax).

TOTAL CUMULATIVE STOCKHOLDER RETURN FOR FIVE-YEAR AND
TEN-YEAR PERIODS ENDING DECEMBER 31, 1998

The following graphs compare the yearly percentage change in the Corporation's cumulative total stockholders' return on the Common Stock with (i) Standard & Poor's 500 Index; (ii) Standard & Poor's Major Regional Banks Index; and (iii) Standard & Poor's Banks Composite Index for the years ended 1994 to 1998, inclusive, and for the years ended 1989 to 1998, inclusive.

Due to the Corporation's current size and scope of operations, the Corporation has selected a different index to use for comparative purposes. In the future, the Corporation will compare its cumulative stockholders' return with the Standard & Poor's 500 Index and the Standard & Poor's Banks Composite Index. The Corporation believes the Banks Composite Index is a more appropriate basis for comparison than the Standard & Poor's Major Regional Banks Index used in prior years since the Banks Composite Index includes the major consumer banks included in the Major Regional Banks Index, as well as the major corporate banks included in the Standard & Poor's Money Center Index.

The graphs assume an initial investment of $100 at the end of 1993 and 1988, respectively, and the reinvestment of all dividends during the periods indicated.

[GRAPH APPEARS HERE]


                S&P 500     BANKAMERICA...    S&P BANKS...    S&P MAJOR...
1993             100.00         100.00            100.00         100.00
1994             101.32          95.83             94.64          94.88
1995             139.37         153.07            148.99         151.15
1995             171.35         221.00            203.58         213.96
1997             228.50         281.21            306.12         309.05
1998             293.79         284.83            338.22         329.47


[GRAPH APPEARS HERE]
                S&P 500     BANKAMERICA...    S&P BANKS...    S&P MAJOR...
1988             100.00         100.00            100.00         100.00
1989             131.62         173.96            120.94         122.22
1990             127.54          90.48             85.69          87.25
1991             166.32         167.59            139.97         156.08
1992             178.98         218.96            184.59         198.68
1993             196.99         215.77            203.50         210.60
1994             199.59         206.77            193.08         199.32
1995             274.53         330.27            307.59         313.78
1996             337.54         476.84            435.39         428.73
1997             450.11         606.77            628.90         644.68
1998             578.73         614.57            670.46         712.28

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board provides overall guidance to the Corporation's executive compensation programs. The stock option committee of the Board (which has the same members as the compensation committee) provides overall guidance to the Corporation's stock incentive plans, other than the 1996 Associates Stock Option Award Plan and Take Ownership! The BankAmerica Global Associate Stock Option Program. The current members of the compensation and stock option committees are Mr. Trujillo (Chairman), Mr. Dickson, Mr. Fulton, Mrs. Spangler and Ms. Young. In addition, Messrs. Coker and Townsend served as members of the compensation and stock option committees and participated in executive compensation decisions during 1998.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in those discussions or in the making of such recommendations by the compensation and executive committees. The Board (other than any Directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer. During 1998, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer.

General Executive Compensation Policies

The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.

The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the compensation committee extensively reviews comparable salary and other compensation arrangements in effect at the 10 largest United States bank holding companies. (All but one of these ten bank holding companies are included in the Standard & Poor's Banks Composite Index used in the graphs on page 16.) Base salaries paid during 1998 to the executive officers generally are in the high end of the competitive range of this bank holding company peer group.

2. Annual incentive compensation. The Corporation provides performance-related annual incentive compensation to its executive officers under the stockholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Internal Revenue Code Section 162(m). (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.)

Under the EIC Plan compensation formula (which was approved by the Corporation's stockholders at the 1997 annual meeting of the stockholders), participating executive officers are eligible to receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation's net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee's overall analysis of the executive officer's individual performance for the year and competitive market practices at the same companies considered in establishing base salaries as described above. In reviewing overall individual performance, the compensation committee considers such factors as the financial performance of any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. These factors are not considered with any specific weighting.

Mr. Rice does not participate in the EIC Plan, but instead is paid a bonus pursuant to his employment agreement described on page 15. For 1998, Mr. Murray participated in an annual incentive plan established by the former BankAmerica Corporation that was similar to the EIC Plan and was previously approved by the stockholders of the former BankAmerica Corporation.

3. Long-term incentive compensation. The compensation and stock option committees believe that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of the

Corporation's stockholders. Accordingly, under the Stock Plan, the stock option committee may award to executive officers and other key employees of the Corporation stock options, stock appreciation rights, restricted stock and performance shares.

The stock option committee in its discretion determines on an annual basis which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. The stock option committee makes such determinations by reviewing the same factors used by the compensation committee in determining the amount of an executive officer's annual incentive compensation as described above. In particular, the stock option committee conducts an overall analysis of the executive officer's individual performance for the year and competitive market practices at the same companies considered in establishing base salaries as described above. In reviewing overall individual performance, the stock option committee considers such factors as the financial performance of any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. These factors are not considered with any specific weighting.

The stock option committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. For example, the standard arrangement for stock option awards is for one-third of the option to vest on the first anniversary of the award and another one-third to vest in each of the next two years.

1998 Compensation for Mr. McColl

The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than any Directors who are executive officers) with respect to the 1998 compensation for Mr. McColl as the Corporation's Chief Executive Officer.

For 1998, Mr. McColl did not receive an increase in his annual rate of base salary and he did not receive any awards under the Stock Plan.

In determining Mr. McColl's bonus for 1998 under the EIC Plan, the compensation committee reviewed practices at comparable competitor financial institutions, the financial performance of the Corporation and the advancement of the Corporation's long-term strategic goals. In particular, the compensation committee noted that during 1998 operating earnings were below 1997 levels. Also considered were the major strategic events completed during 1998 under Mr. McColl's leadership, especially the consummation of the mergers between NationsBank Corporation and Barnett Banks, Inc. and between NationsBank Corporation and BankAmerica Corporation.

The compensation committee also reviewed Mr. McColl's current benefits. Based on that review, the committee approved the purchase of a split dollar life insurance policy with a $25 million death benefit in order to provide Mr. McColl with a competitive life insurance benefit.

Less than 5% of Mr. McColl's total taxable compensation for 1998 was not deductible for 1998 as a result of the $1.0 million deduction limit under
Section 162(m). Compensation decisions for Mr. McColl and the other executive officers were made with full consideration of the Section 162(m) implications, including the net cost to the Corporation as a result of paying any nondeductible amounts.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD:

Solomon D. Trujillo, Chairman
Alan T. Dickson
Paul Fulton
Meredith R. Spangler
Shirley Young
Charles W. Coker, former member
Ronald Townsend, former member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Trujillo, Dickson and Fulton, Mrs. Spangler and Ms. Young, none of whom is or has been an officer or employee of the Corporation, currently serve as members of the Corporation's compensation committee. In addition, each of

Messrs. Coker and Townsend and former directors Messrs. B.A. Bridgewater, Jr., John C. Slane, John W. Snow, Albert E. Suter and John A. Williams served on the compensation committee at some point during 1998. Mr. McColl serves as a director of Ruddick Corporation, a corporation of which Mr. Dickson is Chairman. In addition, Mr. McColl serves as a director of Sonoco Products Company, a corporation of which Mr. Coker is Chairman. Until April 1998, Mr. McColl also served as a director of CSX Corporation, a corporation of which Mr. Snow, a former director, is Chairman, President and Chief Executive Officer.

CERTAIN TRANSACTIONS
A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

NationsBank, N.A., a subsidiary of the Corporation, leases space for thirteen in-store branches and thirty-five ATM machines at forty-eight locations of Harris Teeter Super Markets, which are owned by a subsidiary of Ruddick Corporation. Mr. Alan T. Dickson, a director of the Corporation, is Chairman of Ruddick Corporation. In 1998, aggregate rental paid for this space was approximately $430,000. In addition, in 1998, NationsBank, N.A. paid this subsidiary of Ruddick Corporation approximately $147,000 for architectural services in eight locations of Harris Teeter Super Markets.

Subsidiaries of the Corporation lease space for eighteen banking centers in Florida, North Carolina, South Carolina, Tennessee and Maryland from subsidiaries of Highwoods Properties, Inc. ("Highwoods"). Mr. O. Temple Sloan, Jr., a director of the Corporation, is Chairman of the Board of Highwoods. In 1998, the Corporation's subsidiaries paid Highwoods aggregate rental of approximately $4,028,000 for these eighteen centers.

NationsBank, N.A. leases space for banking-related activities in Atlanta from Williams Investment Realty, a company in which Mr. Virgil R. Williams, a director of the Corporation, is a partner. In 1998, rental paid was approximately $875,000.

AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION
On January 27, 1999, the Board authorized an amendment and restatement to the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate") changing the Corporation's name to "Bank of America Corporation." The Board also recommended that the proposed amendment and restatement be submitted to the Corporation's stockholders for consideration at the Annual Meeting. To effect the name change, the Certificate would be amended and restated by deleting Article 1 in its entirety and inserting the following in lieu thereof:

       "1. The name of the Corporation is Bank of America Corporation."

The Board is recommending the proposed change so that the name of the Corporation will reflect the operating name of its major businesses. Based on extensive market research, management has chosen Bank of America as the Corporation's primary operating name and plans to use it as its master brand name for its key businesses. Accordingly, the Board of Directors believes alignment of the Corporation's name with this operating name will enhance the Corporation's brand equity and strengthen recognition of the Corporation by its customers and stockholders.

This proposal requires the affirmative vote of a majority of the votes represented by the shares of Common Stock, Series B Stock and ESOP Preferred Stock entitled to vote at the Annual Meeting. If the proposal is approved, officers of the Corporation will promptly make appropriate filings in the State of Delaware and take any other actions necessary to implement the amendment and restatement.

The name change will not affect the validity or transferability of currently outstanding stock certificates, and stockholders will not be requested to surrender for exchange any certificates presently held by them. The Corporation's ticker symbol on the New York Stock Exchange will continue to be "BAC."

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND AND RESTATE THE CERTIFICATE TO CHANGE THE NAME OF THE CORPORATION TO "BANK OF AMERICA CORPORATION" (ITEM 2 ON THE PROXY CARD).

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying and approving the selection of PricewaterhouseCoopers LLP for the purposes set forth above. The Corporation has been advised by PricewaterhouseCoopers LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Corporation and its subsidiaries during 1998.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Should the stockholders vote negatively, the Board will consider a change in auditors for the next year.

The Board recommends a vote "FOR" ratifying the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year (Item 3 on the Proxy Card).

STOCKHOLDER PROPOSALS

Business with Less Developed Countries

The Corporation has received a proposal from the Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793. This proposal has been joined by the following organizations: The Sinsinawa Dominicans; Dominican Sisters of Hope; Congregation of the Sisters of Charity of the Incarnate Word, Houston; Ursuline Sisters of Tildonk, United States Province; Mercy Consolidated Asset Management Program; Diocese of Green Bay; Sisters of Notre Dame du Namur; The Community Church of New York; and Dominican Sisters of Houston, Texas (Sacred Heart Convent).

The Adrian Dominican Sisters have represented that they beneficially own 8,147 shares of Common Stock. Ownership information for the entities joining in the proposal will be provided upon request. The Adrian Dominican Sisters have given notice that they will present the following resolution at the Annual Meeting:

WHEREAS, recent financial crises in less economically developed countries
(LDCs) have been exacerbated if not triggered by short-term capital flows and the large amount of foreign portfolio investment relative to their small equity markets;

WHEREAS, our corporation's balance sheet has been adversely affected by the debt crisis of the 1980's as well as the more recent crises culminating in the current East Asian melt-down, and therefore we believe that our Corporation should take steps that encourage the LDCs to develop better policies to minimize these cyclic financial crises;

WHEREAS, we believe that the economic development of LDCs is often hampered by a lack of internal investment by their own nationals, by poor regulation of financial intermediaries and by the inefficient use of capital through corruption and the lack of transparency in transactions, with the result of a lack of indigenous business development required for stability;

WHEREAS, UNCTAD maintains that in Latin America much of the increase in capital flows in the 1990s has been used for private consumption rather than investment for development, and much of these capital in-flows have been short term: for Mexico the short-term foreign debt increased to 16% of GDP by the time of the 1994 crisis;

WHEREAS, economic crises have played havoc with small and medium sized businesses in the LDCs because the high interest rates imposed by the IMF arrangements have dried up the small amount of business credit for these domestic firms and have resulted in massive bankruptcies and unemployment;

WHEREAS, in order to stem these flows while maintaining domestic interest rates low enough to prevent massive bankruptcies in the present East Asia crisis, the MIT economist Paul Krugman has taken the radical step to suggest that exchange controls be used;

WHEREAS, we believe that our corporation can set policies which both serve the long-term interests of our corporation in the LDCs and foster their balanced economic growth;

WHEREAS, one goal should be to perform due diligence and lend to creditworthy borrowers and provide services only to businesses with good business practices;

WHEREAS, we also believe that controls on short-term capital flows could diminish the extent of these recurring crises and thus provide for more stable development, reducing our corporation's losses on loans and diminished profits on services during the crises; an example of such controls would be some variation of those imposed by Chile which required a portion of all short-term funds to be deposited with the central bank for a period of up to one-year.

RESOLVED, that, in order to diminish the effects on the corporation's balance sheet of the cyclical financial crises of less developed countries, the Board of Directors develop a policy for its lending and services to and operations in LDCs to actively encourage the efficient use of capital and financial stabilization, including the corporation's encouragement and support of and continued services to LDCs that institute short-term capital controls.

Management's Statement

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation.

The Corporation shares the proponents' concern about the economic difficulty of less developed countries, and is deeply troubled by the individual hardship on the residents of those countries. The Corporation believes, however, that it has already established a commitment to the prudent extension of credit to less developed countries that is in the best interests of its stockholders, its customers and the communities where it does business.

The Corporation believes that it conducts its business in a manner which supports sustainable economic development in the communities where it operates, while serving the financial and social needs of such communities. The consideration of social policy is a well-established part of our lending decisions, both domestically and internationally. The issues raised by cross border capital flows, however, are very complex, and there are varying views as to the most appropriate governmental policy to address such issues. It is management's view that capital flow restrictions generally deter investment. We recognize, of course, that the situations of countries differ and what is good public policy for one may not be good for another. Accordingly, it is the Corporation's practice to evaluate each situation individually, rather than adopt one global policy.

The Corporation has been taking action to reduce its exposure to countries experiencing economic disruption. The Corporation remains committed, however, to providing credit in countries which have established an economically sound program appropriate for the country concerned and where such program is contributing to economic and social stability in the country. While we are skeptical of the efficacy of capital controls in achieving such goals, we will continue to judge each case individually and make credit available where programs are (or are likely to be) successful.

Although we believe that our goals and policies are consistent with the concerns of the proponents, we need to maintain the flexibility to evaluate each situation on its own merits.

The Board recommends a vote "AGAINST" this stockholder proposal (Item 4 on the Proxy Card).

Cap on Employment Agreements and Benefits

The Corporation has received the following proposal from Mr. Bartlett Naylor, Director-Corporate Affairs of the International Brotherhood of Teamsters AFL-CIO, 25 Louisiana Avenue, N.W., Washington, D.C. 20001. Ownership information for Mr. Naylor will be provided upon request.

Proposal: Shareholders urge that the board of directors adopt a policy that no future employment contracts (or amendments to existing contracts) will be entered into which provide for severance compensation or benefits amounting to more than $3 million, without specific shareholder approval in advance.

Stockholder's Supporting Statement

Recent outcry against excessive executive compensation has included criticism of companies which have awarded overly-generous severance packages. When Disney awarded Michael Ovitz $70 million in cash and options as severance for 16 months' service, for example, shareholders expressed outrage, prompting a serious protest of the board.

At AT&T, the severance package for John Walter, who was hired in November 1996 and left in July 1997, was estimated at $26 million. Directors said that Walter lacked the "intellectual leadership" needed for that job, but as Time reports, "AT&T's board and brass are the ones whose intellectual wattage seems to be dimming. The company's stock price remained listless [has been listless] despite the bull market, as AT&T has stumbled from one misadventure to another."

At BankAmerica, important information about losses in loans to D. E. Shaw remained undisclosed even as shareholders considered the recent merger that created this first truly national bank. Former BankAmerica executive David Coulter reportedly bore considerable responsibility for shaping the bank's unfortunate lending structure with Shaw. What's more, he reportedly stood to gain some $30 million upon his departure from bank employment. Did such an exit reward diminish his incentive to guard shareholders against high risk?

Granting shareholders the right to vote on severance packages beyond a certain threshold may help to restore shareholder confidence in BankAmerica's board of directors, and may reign in the directors from awarding excessive severance packages.

For all of these reasons we urge you to vote FOR this proposal.

Management's Statement

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation.

In order to attract, retain and reward executives in a competitive business environment, it is critical that the Corporation maintain the flexibility to design employment arrangements which address the specific facts and circumstances of each executive's situation. Because of the market competition for qualified executives, the Corporation must have the ability to offer competitive employment packages to retain its own executives, as well as to motivate other valuable executives to relocate to the Corporation. Further, when negotiating potential business combinations, the Corporation must provide competitive incentives to ensure that the key executive team remains with the combined company. Adoption of this proposal would place the Corporation in a competitive disadvantage because it would arbitrarily limit the Corporation's flexibility to design employment arrangements that would attract and retain qualified executives.

The compensation committee, all the members of which are non-employee directors, determines whether the Corporation should enter into employment agreements with the Corporation's top executive officers. All employment arrangements with the Chief Executive Officer must be jointly recommended by the compensation committee and the executive committee, and are subject to further review and approval by the Board. In the event that the compensation committee believes that an employment agreement is in the best interests of the Corporation and its stockholders, it needs the flexibility to offer the agreement without delay. This flexibility would be substantially undermined by a requirement for stockholder approval. Adoption of the proposal would require the Corporation to incur significant time and expense to convene a special stockholders' meeting for the sole purpose of voting on any agreement which would provide for benefits above the arbitrary cap specified in the proposal. Otherwise, the Corporation would be forced to delay offering such agreement until after its approval at the annual stockholders' meeting. In order to attract the key executives necessary for the operation of the Corporation's business, the Corporation cannot afford the delay caused by either of these alternatives.

The Board recommends a vote "AGAINST" this stockholder proposal (Item 5 on the Proxy Card).

Cap on Chief Executive Officer Compensation

The Corporation has received a proposal from Stephen R. Abrams, 1212 Avenue of the Americas, New York, New York 10036, beneficial owner of 750 shares of Common Stock; Diane V. Feeney, 580 Greenwich Street, San Francisco, California 94133, beneficial owner of 1,201 shares of Common Stock; Louise B. Rice, c/o Franklin Research & Development Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809, beneficial owner of 200 shares of Common Stock; Barbara L. Overby, 1889 County Road 3, Olivebridge, New York 12461, beneficial owner of 470 shares of Common Stock; and Kristin Barrali, 1123 James Boulevard, Signal Mountain, Tennessee 37377, beneficial owner of 113 shares of Common Stock.

These proponents have given notice that they will present the following resolution at the Annual Meeting:

WHEREAS, increases in CEO compensation continue to far outpace the compensation increases enjoyed by employees. Between 1990 and 1997, the cash compensation of 365 top CEOs rose 86% and average total compensation (including stock options) rose 298% to $7.8 million, vastly exceeding a 22% increase in factory wages and S&P 500 earnings growth of 110% (Source: Business Week; Bureau of Labor Statistics);

WHEREAS, Hugh McColl, BankAmerica's CEO received total 1997 compensation of $7,378,282; 260 times the average US factory worker, 1,770 times the average wage for Mexican maquiladora workers ($4,168 per year), and 6,831 times the minimum wage in Brazil ($1,080 per year), nations where BankAmerica has a significant presence;

WHEREAS, both predecessor companies, NationsBank and BankAmerica, have been aggressive cost-cutters, they have paid little attention to costs in the executive suite, further exacerbating the wage gap between corporate leaders and average employees. Between 1995 and 1997, a period when NationsBank and BankAmerica put almost 10,000 employees out of work, both companies leaders enjoyed striking increases in their cash compensation: NationsBank's top four officers (with continuous service during the three-year period) saw their salaries and bonuses rise more than 51%, while the top four officers at BankAmerica saw their salaries and bonuses soar more than 134%;

WHEREAS, when BankAmerica's former President David Coulter left the company in October, 1998, his reported severance payment of $29 million dwarfed the severance packages offered the 8,000 other employees expected to lose their jobs as a result of the merger;

WHEREAS, growing research on effective organizations stresses the importance of empowering front-line workers, a goal undermined by compensation policies that reward top executives at the expense of workers closest to the customers and production;

WHEREAS, business leaders and thinkers ranging from J. P. Morgan to Peter Drucker have argued against wide pay gaps within enterprises and have called for limits on executive pay based on multiples of worker compensation;

THEREFORE, BE IT RESOLVED that shareholders urge the Board of Directors to address the issue of runaway remuneration of CEOs and the widening gap between highest and lowest paid workers by:

   1) Establishing a cap on CEO compensation expressed as a multiple of pay of the lowest paid worker at BankAmerica;

   2) Preparing a report for shareholders explaining the factors used to determine the appropriate cap.

Stockholder's Supporting Statement

We would like BankAmerica to provide leadership in controlling executive compensation costs by restoring a link between the compensation of leaders and those whom they lead. In asking BankAmerica to establish a cap on executive compensation, we have not sought to impose our own arbitrary cap on executive pay. Instead, we have asked our company to wrestle with the issue of the rising wage gap that exists between corporate executives and those they seek to lead. By imposing the financial discipline of a pay cap, we hope our company can help reverse a long standing trend that is neither good for business nor society. Please vote YES.

Management's Statement

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation.

Establishing an arbitrary cap on the Chief Executive Officer's salary is contrary to the Corporation's pay-for-performance compensation policies. Adoption of the proposal would undermine the authority and discretion of the compensation and stock option committees (the "Committees") in reviewing the Chief Executive Officer's job performance and in making compensation recommendations to the Board (jointly with the executive committee) in order to compensate that performance appropriately. The Corporation's compensation policies, which are designed to attract, retain and reward executives in a competitive, profit-driven business environment, are set forth in the Committees' Report on Executive Compensation included herein. As indicated in this Report, the Committees consider a number of factors in making recommendations as to the overall compensation of the Chief Executive Officer. In particular, in making recommendations as to the Chief Executive Officer's base salary, the compensation committee reviews compensation arrangements in effect at comparable competitor financial institutions. Further, in making recommendations as to the Chief Executive Officer's incentive compensation, the Committees consider practices at comparable competitor financial institutions, the Corporation's financial performance and the significant steps taken by the Chief Executive Officer to achieve the Corporation's long-term strategic goals.

Adoption of this proposal is not in the best interests of the stockholders because it would put the Corporation in a competitive disadvantage in attracting and retaining qualified individuals to serve as Chief Executive Officer.

The Board recommends a vote "AGAINST" this stockholder proposal (Item 6 on the Proxy Card).

Definition of Independence for Compensation Committee

The Corporation has received the following proposal from the Teamsters Affiliates Pension Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001. The Teamsters Affiliates Pension Fund has represented that it beneficially owns 32,100 shares of Common Stock.

RESOLVED: The shareholders urge that the board of directors adopt a policy that no board members shall serve on the Compensation Committee if he or she is not an independent director. For these purposes, the board should adopt the following definition of independence to mean a director who:

     o is not employed by the Company or an affiliate in an executive capacity;

     o is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

     o is not employed by a significant customer or supplier to the Company;

     o has no personal services contract with the Company or one of its affiliates;

     o is not part of an interlocking directorate in which the CEO or any other executive officer of the Company serves on the board of another corporation that employs the director;

     o and does not have any personal, financial and/or professional relationships with the CEO or other executive officer that would interfere with the exercise of independent judgment by such director.

Stockholder's Supporting Statement

REASONS: The purpose of this proposal is to incorporate within the Compensation Committee a standard of independence that will permit objective decision making on compensation issues at BankAmerica.

When Business Week did an analysis of various boards of directors, NationsBank received one of the worst scores. The magazine noted that "Funds cheer performance, but board flunks tests of independence and accountability." Though the name of the bank has changed with the merger, many of the relationships remain the same.

Concerns about independence are of particular concern given the severance package received by Mr. Coulter.

For all of these reasons we urge you to vote FOR this proposal.

Management's Statement

This proposal was submitted at the 1998 Annual Meeting and was overwhelmingly rejected by the stockholders. Approximately 82% of the votes cast voted against this proposal. The Board has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation.

The Board and management agree that decisions concerning compensation issues should be made by a committee of independent directors. To accomplish this goal, however, the Board already ensures that each member of the compensation committee has the ability to exercise independent judgment. This policy is similar to the definition of "independence" adopted by the New York Stock Exchange, Inc. ("NYSE") with respect to members of audit committees. This definition would preclude a director who has "any relationship that, in the opinion of [the] Board of Directors, would interfere with the exercise of independent judgment." The primary difference between the proponent's definition and the NYSE standard is that the NYSE standard does not disqualify a director from independent status solely due to customary commercial transactions undertaken at arm's-length in the ordinary course of business.

The Corporation is a global organization that has arm's-length business dealings with over one million companies in the ordinary course of its business. Due to the size and scope of the Corporation, the Board and management believe that the standard suggested by the proposal is overly restrictive and unworkable. Because the Corporation is in the business of banking, many of the Corporation's directors and executive officers have banking relationships with the Corporation, but all such relationships are in the ordinary course of business and on an arms'-length basis. If the Corporation were to adopt the proposal, it could be precluded from appointing to the compensation committee directors that do business with the Corporation in the ordinary course of business. This could deprive the compensation committee of expert independent judgment for purely arbitrary reasons.

The current members of the compensation committee are Mr. Dickson, Mr. Fulton, Ms. Spangler, Mr. Trujillo and Ms. Young. None of these directors is an officer of or otherwise affiliated with the Corporation or, in the Board's opinion, involved in any transaction that would compromise his or her ability to exercise independent judgment with respect to the Corporation's compensation policies. Accordingly, the Board believes that it has already established, as the proponent requests, "a standard of independence that will permit objective decision making on compensation issues." The Board further believes that it should maintain the flexibility to apply this standard to qualified directors without imposing arbitrary restrictions. In this manner, the Corporation will obtain the most qualified individuals to make compensation decisions and, therefore, better serve the interests of the Corporation and its stockholders.

The Board recommends a vote "AGAINST" this stockholder proposal (Item 7 on the Proxy Card).

Conflicts with Religious Observances

The Corporation has received the following proposal from Judith M. Koenick, 2714 Washington Avenue, Chevy Chase, Maryland 20815. Ownership information for Ms. Koenick will be provided upon request.

RESOLVED: That the Corporation amend the by-laws to give the Board of Directors the flexibility to move the date of the annual shareholders meeting to ensure that it does not conflict with a religious observance of either the employees or the shareholders and that the Board of Directors take every step possible to ensure that such conflict does not occur.

Stockholder's Supporting Statement

The annual meeting of the shareholders in 1997 was held on April 23, 1997, the second day of Passover. The scheduling of the meeting at that time showed considerable insensitivity by the Board of Directors. It undoubtedly forced some employees to decide between their religious beliefs and the need to keep their job. No one should be in that position. It also made it impossible for some shareholders to attend the meeting, including myself. Scheduling the meeting during Passover, even during the four intermediate days, makes it difficult for Jewish shareholders, in particular those who must travel to the meeting and out of town employees to attend because of the dietary restrictions during that period. In this day and age, with a diverse population and a need to be cognitive of such diversity, every effort must be made to recognize and respect that diversity. To do otherwise would create a group of second class employees and shareholders. The Board of Directors would not even consider holding the meeting on Easter or Good Friday. It is only fitting that it must show similar considerations to others. Other companies have shown such consideration without having to be prodded by a shareholder. Therefore, I urge the shareholders to vote for this proposal.

Management's Statement

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation.

The Corporation's Bylaws already provide the flexibility to hold the annual meeting on a date which does not conflict with religious observances. Article III, Section 1 of the Corporation's Bylaws states that the "annual meeting of the stockholders shall be held during the month of April of each year at a date and an hour fixed by the Board..." If the annual meeting is not held in April,
Article III, Section 2 of the Corporation's Bylaws permits the Board to designate a substitute annual meeting to be held on any other date. Accordingly, the proposal is unnecessary because the Corporation's Bylaws already provide the flexibility requested.

The flexibility provided by the Bylaws allows the Board to consider all relevant factors in establishing the date of the annual meetings. In general, the Board considers the ability to allow sufficient time for the preparation of the Proxy Statement and the Annual Report on Form 10-K, the ability to hold the annual meeting as soon after the end of the fiscal year as is practicable, the ability to coordinate the annual meeting with a regularly scheduled Board meeting, as well as the ability to maximize stockholder attendance.

Although the Corporation encourages all stockholders to attend the annual meetings in person, it is inevitable that any date selected will be convenient for some stockholders and pose a conflict for others. In determining the date of annual meetings, the Board will consider any potential religious conflicts as one of many factors. The Board believes that this policy and the flexibility provided by the Bylaws serves the best interests of the Corporation and its stockholders and, therefore, the proposal is unnecessary.

The Board recommends a vote "AGAINST" this stockholder proposal (Item 8 on the Proxy Card).

PROPOSALS FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting is November [23], 1999. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

The deadline for submission of stockholder proposals to be presented at the 2000 annual meeting, but which will not be included in the proxy statement and form of proxy relating to such meeting, is January [7], 2000. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

OTHER MATTERS

The Board is not aware of any other matters which may be presented for action at the Annual Meeting. If other matters do properly come before the Annual Meeting, shares of Common Stock, Series B Stock and ESOP Preferred Stock validly represented by proxies will be voted by the persons named in the proxy in accordance with the recommendations of the Board.

You are cordially invited to attend the Annual Meeting. However, whether you plan to attend or not, we encourage you to vote your shares via telephone, Internet or mail as more fully described in the form of proxy. Your proxy may be revoked at any time before it is exercised in the manner previously described.



                                        HUGH L. MCCOLL, JR.
                                        Chairman of the Board and Chief
                                        Executive Officer
March   , 1999

                     (THIS PAGE INTENTIONALLY LEFT BLANK)

                          [BANK OF AMERICA LOGO HERE]

********************************************************************************
                                   APPENDIX A


     PROXY
                            BANKAMERICA CORPORATION

           This Proxy is Solicited on behalf of the Board of Directors
                  Annual Meeting of Stockholders, April 28, 1999

       You, the undersigned stockholder, appoint each of Eduardo Aguirre, Marie Gunn and James C. Jackson, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of BankAmerica Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Wednesday, April 28, 1999, at 11:00 A.M. (local time) or any adjournment(s) thereof. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.
       Voting by mail. If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, sign, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.
       Voting by telephone or Internet. If you wish to vote by telephone or Internet, please follow the instructions on the lower reverse side of this proxy card.
       BankAmerica associates. If you are a current or former BankAmerica associate and have an interest in Common Stock or ESOP Convertible Preferred Stock, Series C through the NationsBank 401(k) Plan or an interest in Common Stock through the former BankAmerica 401(k) Investment Plan, you may provide voting instructions to the applicable Trustee of the respective plan with this proxy card or by telephone or Internet. The Trustee of the Investment Trust for the NationsBank 401(k) Plan and the Trustee of the former BankAmerica 401(k) Investment Plan will only vote those shares for which voting instructions are received. The Trustee for the ESOP Trust under the NationsBank 401(k) Plan will vote those shares for which no instructions are received and any unallocated shares in the same proportion as those shares under the ESOP Trust for which instructions have been received. Your voting instructions will be held in strict confidence.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

  PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR
                                    INTERNET.



                            YOUR VOTE IS IMPORTANT!


                       You can vote in one of three ways:



              1. By telephone: call toll-free 1-800-840-1208


                                    or
                                    --



              2. By Internet: go to http://www.eproxy.com/bac/


                                    or
                                    --



              3. By mail: mark, sign and date your proxy card and return it promptly in the enclosed, postage-paid envelope.





                                  PLEASE VOTE

                                                            Please mark
                                                            your vote as
                                                            indicated in
                                                            this example    [X]


--------------------------------------------------------------------------------
     The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.
--------------------------------------------------------------------------------
             WITHHOLD
     FOR    FOR ALL
     [ ]     [ ]

Item 1 -- ELECTION OF DIRECTORS
NOMINEES:
01  C.W. Coker                 11  R.M. Rosenberg
02  T.F. Crull                 12  O.T. Sloan
03  A.T. Dickson               13  M.R. Spangler
04  K.F. Feldstein             14  A.M. Spence
05  P. Fulton                  15  R. Townsend
06  D.E. Guinn                 16  S.D. Trujillo
07  C.R. Holman                17  J.M. Ward
08  W.W. Johnson               18  V.R. Williams
09  W.E. Massey                19  S. Young
10  H.L. McColl


WITHHELD FOR: (Write nominee name(s) in the space provided below).

___________________________________________________________
                                       FOR       AGAINST    ABSTAIN
Item 2 -- AMENDMENT AND RESTATEMENT    [ ]        [ ]         [ ]
          OF CERTIFICATE OF
          INCORPORATION

Item 3 -- RATIFICATION OF              FOR       AGAINST    ABSTAIN
          INDEPENDENT PUBLIC           [ ]        [ ]         [ ]
          ACCOUNTANTS

--------------------------------------------------------------------------------
                      YES          NO
WILL ATTEND MEETING   [ ]         [ ]

--------------------------------------------------------------------------------
The Board of Directors recommends a vote
"AGAINST" Items 4 through 8.
--------------------------------------------------------------------------------

Item 4 -- STOCKHOLDER PROPOSAL --       FOR       AGAINST    ABSTAIN
          BUSINESS WITH LESS            [ ]        [ ]         [ ]
          DEVELOPED COUNTRIES

Item 5 -- STOCKHOLDER PROPOSAL --       FOR       AGAINST    ABSTAIN
          CAP ON EMPLOYMENT             [ ]        [ ]         [ ]
          AGREEMENTS AND
          BENEFITS

Item 6 -- STOCKHOLDER PROPOSAL --       FOR       AGAINST    ABSTAIN
          CAP ON CEO                    [ ]        [ ]         [ ]
          COMPENSATION

Item 7 -- STOCKHOLDER PROPOSAL --        FOR       AGAINST    ABSTAIN
          DEFINITION OF                  [ ]        [ ]         [ ]
          INDEPENDENCE


Item 8 -- STOCKHOLDER PROPOSAL --        FOR       AGAINST    ABSTAIN
          CONFLICTS WITH                 [ ]        [ ]         [ ]
          RELIGIOUS OBSERVANCES

--------------------------------------------------------------------------------


 Signature(s)----------------------------------------------------Date--------

     NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please provide your full title.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE
                  --------------------------------------------
                   PLEASE READ THE VOTING INSTRUCTIONS BELOW.
                  -------------------------------------------
      BankAmerica Corporation encourages you to take advantage of new and convenient ways to vote your shares on matters to be covered at the 1999 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.


      VOTE BY TELEPHONE --  1-800-840-1208
      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 11-digit Control Number, which is located below, and then follow the simple instructions provided.


      VOTE BY INTERNET --  http://www.eproxy.com/bac/
      Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 11-digit Control Number, which is located below, to obtain your records and create an electronic ballot.


      VOTE BY MAIL
      Mark, sign and date your proxy card and return it promptly in the enclosed, postage-paid envelope.

  If you vote by telephone or Internet, please do not return your proxy card.
                             THANK YOU FOR VOTING.


                                 CONTROL NUMBER

********************************************************************************
                                   APPENDIX B


               Wait! There are easier ways to submit your proxy!
                        24 Hours a Day --  7 Days a Week
It's fast, convenient, and your submission is immediately confirmed and posted.
Submit your Proxy by Telephone             Submit your Proxy by Internet

      Call Toll-Free on a Touch-Tone Phone:                          Go to Website:

              1-800-840-1208                             http://www.eproxy.com/bac/
 Just follow these four easy steps:                    Just follow these four easy steps:

 1. Read the accompanying Proxy Statement and          1. Read the accompanying Proxy
    proxy card.                                           Statement and proxy card.

 2. Call the toll-free number: 1-800-840-1208          2. Go to the website:
                                                          http://www.eproxy.com/bac/

 3. Enter the 11-digit Control Number located on       3. Enter the 11-digit Control Number located
    your proxy card.                                      on your proxy card.

 4. Follow the simple instructions.                    4. Follow the simple instructions.

                                                            **Important Notice**
                                                       When voting on the Internet, you can
                                                       also sign up to have future proxy
                                                       materials delivered to you
                                                       electronically.

  If you vote by telephone or Internet, please do not return your proxy card.
       Thank you for your proxy submission. Your vote is important to us.